UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 31, 2017

TRC COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9947	06-0853807
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Griffin Road North, Windsor, Connecticut	06095
(Address of Principal Executive Offices)	(Zip Code)

(860) 298-9692
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On January 31, 2017, the Company entered into a credit agreement (the “Credit Agreement”) with Citizens Bank, N.A. as lender, LC issuer, administrative agent, sole lead arranger, and sole book runner; BMO Harris Bank, N.A. as lender, LC issuer and syndication agent; KeyBank, N.A. as lender and documentation agent, and five other banks as lenders. The Credit Agreement provides the Company with a $250 million five-year secured revolving credit facility (“Revolving Facility”) with a sublimit of $15 million available for the issuance of letters of credit. The Credit Agreement replaces the Company’s existing credit facility with Citizens Bank, N.A. (the “Prior Credit Agreement”).
The Revolving Facility will be available for working capital and general corporate purposes as permitted under the Credit Agreement. The Credit Agreement includes borrowing capacity for letters of credit and for borrowings on same-day notice, referred to as “swingline loans.” Borrowings under the Credit Agreement are subject to the satisfaction of customary conditions, including absence of defaults and accuracy of representations and warranties. Under the terms of the Credit Agreement, the amount of the Revolving Facility may be increased through incremental revolving commitments, subject to a cap of an additional $75 million.
The commitments under the Credit Agreement may be reduced, in whole or in part, without premium or penalty. Any borrowings outstanding under the Credit Agreement will mature on January 31, 2022.
Amounts outstanding under the Credit Agreement bear interest at the Base Rate (as defined, generally the prime rate) plus a margin of 0.50% to 1.75%, or at the Eurodollar Rate (as defined, generally the Libor rate) plus a margin of 1.50% to 2.75%, based on the Company's Leverage Ratio (as defined). In addition to these borrowing rates, there is a commitment fee which ranges from 0.20% to 0.50% (based on the Leverage Ratio) on any unused commitments. The applicable fees for issuance of letters of credit under the Revolving Facility is a range of 1.50% to 2.75% also based on the Leverage Ratio.
The Company’s obligations under the Credit Agreement are secured by a pledge of substantially all of its assets and guaranteed by its principal operating subsidiaries. The Credit Agreement also contains cross-default provisions which become effective if the Company defaults on other indebtedness.
The Credit Agreement contains customary restrictive covenants that limit our ability to, among other things: incur additional indebtedness or enter into guarantees; enter into sale/leaseback transactions; make investments, loans or acquisitions; grant or incur liens on our assets; sell our assets; engage in mergers, consolidations, liquidations or dissolutions; engage in transactions with affiliates; and make restricted payments. Under the Credit Agreement the Company is required to maintain a fixed charge coverage ratio of no less than 1.25 to 1.00 and to not permit its leverage ratio to exceed 3.00 to 1.00.
On January 31, 2017 the Company utilized $15 million of cash on hand to pay down the existing $69 million of borrowings outstanding under the Prior Credit Agreement, resulting in $54 million borrowed under the Credit Agreement. A copy of the Credit Agreement is attached to this Current Report on Form 8-K as Exhibit 10.16 and is incorporated by reference into this Item 1.01 as though fully set forth herein. The foregoing summary description of the Credit Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Credit Agreement.

In addition, on January 31, 2017, the Company issued a new release announcing the Credit Agreement. A copy of the news release is attached hereto as Exhibit 99.1 to this reports which is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.
In connection with and at the time TRC entered into the Credit Agreement on January 31, 2017, the Prior Credit Agreement, scheduled to expire November 30, 2020, was terminated. The Company utilized $15 million of cash on hand to pay down the existing $69 million of borrowings outstanding under the Prior Credit Agreement, resulting in $54 million borrowed under the Credit Agreement. No termination penalties were paid as a result of the termination.

Item 2.02. Results of Operations and Financial Condition.
On February 2, 2017, TRC Companies, Inc. issued a news release announcing its financial results for the fiscal second-quarter ended December 30, 2016. A copy of the news release is attached hereto as Exhibit 99.2 to this report which is incorporated herein by reference.
The information in this Item 2.02 (including Exhibit 99.2) shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The Credit Agreement information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference under this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.16	Credit Agreement, dated as of January 31, 2017, by and among TRC Companies, Inc., certain of its subsidiaries and Citizens Bank, N.A.

Exhibit 99.1	News release titled "TRC Announces $250 Million Revolving Credit Facility."

Exhibit 99.2	News release titled "TRC Announces Second-Quarter Fiscal 2017 Financial Results."

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 2, 2017            TRC Companies, Inc.

By:    /s/ Thomas W. Bennet, Jr.
Thomas W. Bennet, Jr.
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.        Description

10.16	Credit Agreement, dated as of January 31, 2017, by and among TRC Companies, Inc., certain of its subsidiaries and Citizens Bank, N.A.

99.1	News release titled "TRC Announces $250 Million Revolving Credit Facility."

99.2	News release titled "TRC Announces Second-Quarter Fiscal 2017 Financial Results."